Exhibit 99.1

MaxCyte Appoints Douglas Swirsky as Chief Financial Officer

Rockville, MD, March 27, 2023 – MaxCyte, Inc., (Nasdaq: MXCT; LSE: MXCT), a leading, cell-engineering focused company providing enabling platform technologies to advance the discovery, development and commercialization of next-generation cell-based therapeutics and to support innovative, cell-based research, today announced Douglas J. Swirsky has been appointed as the Company’s Chief Financial Officer, effective immediately. Mr. Swirsky is a seasoned financial leader with over two decades of experience in the healthcare sector, including as a public company executive at Nasdaq-listed organizations.

“We are excited to welcome Douglas to MaxCyte where he brings exceptional financial, strategic, and operational experience in the life science and biopharmaceutical sectors, including extensive experience as a public company CFO,” said Doug Doerfler, President and CEO of MaxCyte. “His breadth of experience will play a pivotal role in MaxCyte’s continued growth as an industry leading cell-engineering company. We look forward to leveraging his deep finance and industry knowledge as we execute on our strategic and financial goals.”

Prior to joining MaxCyte, Mr. Swirsky served as Chief Financial Officer and Treasurer of AavantiBio, Inc. a gene therapy company, from February 2021 until its acquisition by Solid Biosciences, Inc. in December 2022, initially joining AavantiBio as its Interim President and a director in May 2020. Mr. Swirsky’s experience also includes serving as President, Chief Executive Officer and a director of Rexahn Pharmaceuticals, Inc. (NASDAQ: REXN) from 2018 to 2020. Mr. Swirsky served as President, CEO and a director of GenVec, Inc. (NASDAQ: GNVC), a publicly traded biotechnology company, a position he held from 2013 through the sale of the company in 2017. He joined GenVec in 2006 as Chief Financial Officer.

Prior to GenVec, Mr. Swirsky was a Managing Director and the Head of Life Sciences Investment Banking at Stifel Nicolaus and previously held investment banking positions at Morgan Stanley, UBS, PaineWebber, and Legg Mason. Mr. Swirsky currently serves as the Chairman of the Board of Cellectar Biosciences, Inc. (NASDAQ: CLRB), a publicly traded clinical stage biopharmaceutical company.

Mr. Swirsky is a certified public accountant and a CFA® charterholder. He received his B.S. in Business Administration from Boston University and his M.B.A. from the Kellogg School of Management at Northwestern University.

“I am honored to join MaxCyte’s strong leadership team during this exciting period of growth at the Company, and to support our mission to help drive the next generation of cell-based therapies,” said Douglas Swirsky. “As CFO, I look forward to leading MaxCyte’s financial operations to position the Company for continued success, and to helping create long term shareholder value.”

Ron Holtz, who served as MaxCyte’s CFO from 2005 until September 2020 and again since May 2022, having served as Chief Accounting Officer during the interim period, will take on the role of EVP, Administration for the Company.

“It has been an honor serving as part of the MaxCyte executive team for nearly eighteen years,” said Ron Holtz. “I welcome Douglas to MaxCyte and look forward to supporting his success as MaxCyte’s CFO. His exceptional background and experience will be invaluable to MaxCyte as we move forward through the next phases of growth.”

About MaxCyte

At MaxCyte, we pursue cell engineering excellence to maximize the potential of cells to improve patients’ lives. We have spent more than 20 years honing our expertise by building best-in-class platforms, perfecting the art of the transfection workflow, and venturing beyond today’s processes to innovate tomorrow’s solutions. Our ExPERT™ platform, which is based on our Flow Electroporation® technology, has been designed to support the rapidly expanding cell therapy market and can be utilized across the continuum of the high-growth cell therapy sector, from discovery and development through commercialization of next-generation, cell-based medicines. The ExPERT family of products includes: four instruments, the ATx™, STx™, GTx™ and VLx ™; a portfolio of proprietary related processing assemblies or disposables; and software protocols, all supported by a robust worldwide intellectual property portfolio. By providing our partners with the right technology, as well as technical and regulatory support, we aim to guide them on their journey to transform human health. Learn more at maxcyte.com and follow us on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the Company’s expected growth and its execution of its strategic and financial goals. The words "may," “might,” "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," “expect,” "estimate," “seek,” "predict," “future,” "project," "potential," "continue," "target" and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with the timing of our customers’ ongoing and planned clinical trials; the adequacy of our cash resources and availability of financing on commercially reasonable terms; general market and economic conditions that may impact investor confidence in the biopharmaceutical industry and affect the amount of capital such investors provide to our current and potential partners; and demand for our products. These and other risks and uncertainties are described in greater detail in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission on March 15, 2023, as well as in discussions of potential risks, uncertainties, and other important factors in the other filings that we make with the Securities and Exchange Commission from time to time. These documents are available under the “SEC filings” page of the Investors section of our website at http://investors.maxcyte.com. Any forward-looking statements represent our views only as of the date of this press release and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

MaxCyte Contacts:

US IR Adviser

Gilmartin Group

David Deuchler, CFA

+1 415-937-5400

ir@maxcyte.com

US Media Relations

Spectrum Seismic Collaborative

Valerie Enes

+1 408-497-8568

valerie@spectrumscience.com

Nominated Adviser and Joint Corporate Broker

Panmure Gordon

Emma Earl / Freddy Crossley

Corporate Broking

Rupert Dearden

+44 (0)20 7886 2500

UK IR Adviser

Consilium Strategic Communications

Mary-Jane Elliott

Chris Welsh

+44 (0)203 709 5700

maxcyte@consilium-comms.com